Exhibit 99.3

SYNIVERSE HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 30, 2012, Syniverse Holdings, Inc. (“Syniverse”, “the Company,” “us,” or “we”) entered into an agreement (the “Agreement”) to acquire all of the shares and preferred equity certificates (whether convertible or not) in WP Roaming III S.á r.l., a Luxembourg limited liability company (“MACH”), exclusive of Evenex ApS and its wholly-owned subsidiary Evenex AS from WP Roaming S.á r.l. (“Seller”) (the “Proposed Transaction”) . Syniverse notified the European Commission (the “Commission”) of such Proposed Transaction on November 16, 2012. The Commission announced on December 20, 2012 that it had opened an in-depth investigation into the Proposed Transaction under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

On May 29, 2013, the Commission granted approval of the Proposed Transaction, conditioned upon the Company’s commitment to divest certain assets supporting MACH’s data clearing and near real-time roaming data exchange (“NRTRDE”) business in the European Economic Area, which includes European Union countries plus Iceland, Liechtenstein and Norway (the “EEA”), including technology platforms, necessary employees, customer contracts and the MACH brand (the “Divestment Business”).

On June 3, 2013, Interfact S.à r.l., a Luxembourg limited liability company and the MACH group company being the immediate shareholder of the Divestment Business, signed a definitive agreement (the “Divestment Agreement”) to sell the Divestment Business to Starhome, B.V., a private limited liability company incorporated under the laws of The Netherlands, upon the completion of the Company’s acquisition of MACH. The sale of such portions of MACH’s business pursuant to the Divestment Agreement was further contingent upon approval of Starhome as the buyer by the Commission and other applicable jurisdictions as well as completion of the carve-out of the Divestment Business from the retained MACH business.

On June 28, 2013, the Commission approved Starhome as the Purchaser of the Divestment Business and the Divestment Agreement. All other necessary approvals by the relevant authorities of other applicable jurisdictions were also obtained by such date.

On June 28, 2013 (the “Acquisition Date”), the Company completed the acquisition of all of the shares and preferred equity certificates (whether convertible or not) of MACH in accordance with the terms of the Agreement for approximately $701.4 million (including the portion of the purchase price applied to refinance MACH’s outstanding indebtedness) (the “Acquisition”).

Syniverse Magellan Finance, LLC (the “Finance Sub”), formerly a direct wholly owned subsidiary of the Company, entered into a delayed draw credit agreement, dated as of February 4, 2013, as amended on May 28, 2013 (the “Escrow Credit Agreement”), with Barclays Bank PLC, as administrative agent, and the other financial institutions and lenders from time to time party thereto, providing for a new senior credit facility consisting of a $700.0 million delayed draw term loan facility (the “Delayed Draw Facility”).

On May 28, 2013, pursuant to the Escrow Agreement, the lenders funded the Delayed Draw Facility into an escrow account (the “Escrow Term Loans”) and the Company pre-funded the interest, upfront fees and ticking fees of $7.2 million, $3.5 million and $3.6 million, respectively (together with the Escrow Term Loans, the “Escrowed Funds”). The Escrowed Funds were released to Finance Sub on June 28, 2013 (the “Release”) to fund the Acquisition and related transaction costs. In addition to the Escrowed Funds, we paid ticking fees of $1.0 million during the second quarter of 2013. These fees were paid to Barclays Bank PLC as administrative agent to compensate for the time lag between the commitment allocation and actual funding for the Delayed Draw Facility.

Following the Release, Finance Sub merged with and into the Company with the Company as the survivor to such merger (the “Merger”). In connection with the Merger, the Company assumed the obligations of Finance Sub under the Escrow Credit Agreement (the “Debt Assumption”).

Following the Debt Assumption, on June 28, 2013 the Company borrowed $700.0 million of Tranche B Term Loans, pursuant to an incremental amendment to its existing credit agreement, dated as of April 23, 2012 (as amended, the “Credit Agreement”). The proceeds of the Tranche B Term Loans were used to refinance the Escrow Term Loans in full. The Delayed Draw Facility, Escrow Term Loans, Debt Assumption, and Tranche B Term Loans collectively are referred to as the “Financing”. The Tranche B Term Loans will mature at the earliest of (i) April 23, 2019, (ii) the date of termination in whole of the commitments under the Term Loan Facilities and (iii) the date the loans under the Term Loan Facilities are declared due and payable in connection with an event of default under the Credit Agreement. As of June 30, 2013, we had a carrying amount of $700.0 million, excluding original issue discount, of outstanding indebtedness under the Tranche B Term Loans. At June 30, 2013, the applicable interest rate was 4.00% on the Tranche B Term Loans based on the Eurodollar option.

Like Syniverse, MACH is a leading global provider of mobile interoperability services to mobile carriers and enterprises. MACH’s strong presence in the Europe, Middle East and Africa (“EMEA”) and Asia-Pacific regions and growing client base in key emerging markets is complementary to Syniverse’s strength in North America. For more than 20 years, MACH has served in a similar capacity to Syniverse as a third-party intermediary and partner to mobile operators and enterprises. MACH’s service offerings include a number of products and services that are similar or complementary to those of Syniverse in roaming, network and messaging. Headquartered and incorporated in Luxembourg, MACH has a global geographic reach, with offices in 12 countries, employs approximately 750 people and serves a global customer base of approximately 650 wireless operators and approximately 400 enterprise customers.

The acquisition of MACH is expected to further Syniverse’s long-term strategic goal of providing highly reliable services to its customers on a global scale and growing its rest-of-world customer base. Among other things, the acquisition of MACH is expected to enable Syniverse to (i) broaden its geographic reach in international markets, including key developed and high-growth developing markets throughout EMEA and Asia Pacific, (ii) add key service offerings to Syniverse’s product portfolio and bring new global relationships with top mobile operators who have significant scale, reach and network capacity to Syniverse’s customer base, (iii) cross-sell services to a broader and more global customer base, (iv) realize cost synergies through network consolidation and sales efficiencies and (v) create new products and services to meet the rapidly changing needs of customers.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2013 assumes that the Acquisition and Financing took place on March 31, 2013, combines Syniverse’s unaudited condensed consolidated balance sheet with MACH’s unaudited condensed consolidated balance sheet as of March 31, 2013, and reflects the allocation of the purchase price to the MACH identifiable assets acquired and liabilities assumed.

The following unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012 and the three months ended March 31, 2013 assumes that the Acquisition and Financing took place on January 1, 2012, the first day of Syniverse’s fiscal year 2012. In the preparation of the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2012, Syniverse’s audited consolidated statement of operations for the year ended December 31, 2012 has been combined with MACH’s audited consolidated statement of operations for the year ended December 31, 2012.

In the preparation of the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2013, Syniverse’s unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2013 has been combined with MACH’s unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2013.

The historical consolidated financial information of MACH has been presented in Euro. In the preparation of the unaudited pro forma condensed combined financial information, Euro amounts have been translated into U.S. dollars using the following exchange rates:

		USD/Euro
March 31, 2013	Period End Rate	$1.2816
January 1, 2012 to December 31, 2012	Average Rate	1.2859
January 1, 2013 to March 31, 2013	Average Rate	1.3206

The historical consolidated financial information of Syniverse and MACH has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition and Financing, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
Separate historical audited consolidated financial statements of Syniverse as of and for the year ended December 31, 2012 and the related notes included in Syniverse’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”) on March 6, 2013;

•
Separate historical unaudited condensed consolidated financial statements of Syniverse as of and for the quarter ended March 31, 2013 and the related notes included in Syniverse’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 5, 2013;

•
Separate historical unaudited condensed consolidated financial statements of Syniverse as of and for the quarter ended June 30, 2013 and the related notes included in Syniverse’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on August 14, 2013;

•
Separate historical audited consolidated financial statements and related notes of MACH as of and for the year ended December 31, 2012 included as Exhibit 99.1 to this Current Report on Form 8-K/A; and

•
Separate historical unaudited condensed consolidated financial statements and related notes of MACH as of and for the quarter ended March 31, 2013 included as Exhibit 99.2 to this Current Report on Form 8-K/A.

We have made certain reclassifications to the financial information included in the historical audited consolidated financial statements of Syniverse for the year ended December 31, 2012 and the historical unaudited condensed consolidated financial statements of Syniverse for the quarter ended March 31, 2013. Effective June 30, 2013, we reclassified Acquisition expenses out of General and administrative costs and expenses into a single line item on our unaudited condensed consolidated statement of operations. Acquisition expenses consist primarily of professional services costs, such as legal, tax, audit and transaction advisory costs.

The unaudited pro forma condensed combined financial information has been prepared under the purchase method of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values at the acquisition date. The fair value of the net assets acquired was based on a preliminary valuation and our estimates and assumptions are subject to change within the measurement period. As the Acquisition closed two days prior to the balance sheet date, the Company is continuing to evaluate (i) certain purchase price adjustments under the purchase agreement; (ii) valuation of intangible assets, including further assessment of customer relationships for attrition statistics, historical attrition patterns and the impact of the Acquisition on such statistics; (iii) valuation of accounts receivable; (iv) valuation of redeemable noncontrolling interest; (v) valuation of equity investment; (vi) income taxes, including uncertain tax positions; and (vii) pre-Acquisition contingencies, including legal and customer claims and disputes. Syniverse will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the Acquisition Date.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company. There were no material transactions between Syniverse and MACH during the periods presented in the unaudited pro forma condensed combined financial statements that needed to be eliminated.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined Company may achieve as a result of the Acquisition or the costs necessary to achieve these cost savings, operating synergies and potential revenue enhancements or the costs to combine the operations of Syniverse and MACH.

SYNIVERSE HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2013
(IN THOUSANDS)

			Divestment	Purchase
	Syniverse	WP Roaming	Business	Price
	Holdings, Inc.	III S.á r.l.	Pro Forma	Pro Forma		Combined
	Historical	Historical	Adjustments	Adjustments		Pro Forma
			(Note 1 (a))	(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	228,623	35,412	—	(5,151)	(a)	258,884
Accounts receivable, net of allowances	159,384	33,634	(4,548)	(4,713)	(b)	183,757
Deferred tax assets	6,270	3,298	—	(2,415)	(b)	7,153
Income taxes receivable	6,232	—	—	—		6,232
Prepaid and other current assets	29,766	26,906	—	(6,575)	(a), (b)	50,097
Assets held for sale	—	8,424	10,449	(8,424)	(b)	10,449
Total current assets	430,275	107,674	5,901	(27,278)		516,572

Property and equipment, net	94,470	7,362	(92)	—		101,740
Capitalized software, net	194,904	15,064	(5,809)	63,926	(b)	268,085
Deferred tax assets	7,341	11,846	—	(11,847)	(b)	7,340
Deferred costs, net	41,222	—	—	20,791	(a)	62,013
Goodwill	1,682,171	331,482	—	46,140	(b)	2,059,793
Identifiable intangibles, net	453,958	57,334	—	148,640	(b)	659,932
Other assets	43,926	3,231	—	(35,627)	(a), (b)	11,530
Total assets	2,948,267	533,993	—	204,745		3,687,005
LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities:
Accounts payable	24,800	5,918	(31)	75	(b)	30,762
Income taxes payable	4,407	1,821	—	925	(b)	7,153
Accrued liabilities	74,431	17,516	(1,155)	400	(b)	91,192
Deferred revenues	7,004	3,738	(522)	(2,072)	(b)	8,148
Deferred tax liabilities	243	—	—	—		243
Current portion of capital lease obligation	6,292	—	—	—		6,292
Current portion of long-term debt, net of original issue discount	7,081	476,237	—	(469,237)	(a)	14,081
Liabilities related to assets held for sale	—	6,027	1,708	(6,027)	(b)	1,708
Total current liabilities	124,258	511,257	—	(475,936)		159,579
Long-term liabilities:
Deferred tax liabilities	209,321	7,024	—	20,193	(b)	236,538
Long-term capital lease obligation, less current maturities	6,333	—	—	—		6,333
Long-term debt, net of current portion and original issue discount	1,396,358	—	—	689,500	(a)	2,085,858
Notes payable to related parties	—	728,820	—	(728,820)	(d)	—
Other long-term liabilities	26,815	—	—	—		26,815
Total liabilities	1,763,085	1,247,101	—	(495,063)		2,515,123

Redeemable non-controlling interest	—	200	—	—		200

Stockholder equity:
Total stockholder equity	1,178,686	(713,308)	—	699,808	(a), (e)	1,165,186
Nonredeemable noncontrolling interest	6,496	—	—	—		6,496
Total equity	1,185,182	(713,308)	—	699,808		1,171,682
Total liabilities and stockholder equity	2,948,267	533,993	—	204,745		3,687,005

See accompanying notes to the unaudited pro forma condensed combined financial statements.

SYNIVERSE HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2013
(IN THOUSANDS)

			Divestment	Purchase
	Syniverse	WP Roaming	Business	Price
	Holdings, Inc.	III S.á r.l.	Pro Forma	Pro Forma		Combined
	Historical	Historical	Adjustments	Adjustments		Pro Forma
			(Note 1 (b))	(Note 3)
Revenues	$183,882	$39,497	$(4,057)	$—		$219,322
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	71,931	13,235	(610)	—		84,556
Sales and marketing	20,149	4,424	(467)	—		24,106
General and administrative	31,142	6,541	(658)	—		37,025
Depreciation and amortization	45,087	7,962	(1,070)	3,755	(a)	55,734
Restructuring and management termination benefits	1,058	—	—	—		1,058
Acquisition expenses	4,392	1,544	—	(5,936)	(b)	—
	173,759	33,706	(2,805)	(2,181)		202,479
Operating income (loss)	10,123	5,791	(1,252)	2,181		16,843
Other income (expense), net:
Interest income	50	155	—	—		205
Interest expense	(26,844)	(18,479)	—	10,432	(c)	(34,891)
Other, net	(684)	2,940	—	—		2,256
	(27,478)	(15,384)	—	10,432		(32,430)
(Loss) income before provision for income taxes	(17,355)	(9,593)	(1,252)	12,613		(15,587)
Benefit from income taxes	(4,308)	(37)	—	(1,151)	(d)	(5,496)
Equity income in investee	—	269	—	—		269
(Loss) income from continuing operations	(13,047)	(9,287)	(1,252)	13,764		(9,822)
Net income attributable to noncontrolling interest	412	—	—	—		412
Net (loss) income attributable to Syniverse Holdings, Inc.	$(13,459)	$(9,287)	$(1,252)	$13,764		$(10,234)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

SYNIVERSE HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(IN THOUSANDS)

			Divestment	Purchase
	Syniverse	WP Roaming	Business	Price
	Holdings, Inc.	III S.á r.l.	Pro Forma	Pro Forma		Combined
	Historical	Historical	Adjustments	Adjustments		Pro Forma
			(Note 1 (b))	(Note 3)
Revenues	$743,874	$175,619	$(17,154)	$—		$902,339
Costs and expenses:
Cost of operations (excluding depreciation and amortization shown separately below)	275,301	51,921	(2,459)	—		324,763
Sales and marketing	68,549	18,633	(1,237)	—		85,945
General and administrative	103,311	29,214	(2,909)	—		129,616
Depreciation and amortization	177,320	31,101	(1,906)	21,075	(a)	227,590
Restructuring and management termination benefits	2,361	4,718	—	—		7,079
Acquisition expenses	14,684	17,623	—	(32,307)	(b)	—
	641,526	153,210	(8,511)	(11,232)		774,993
Operating income (loss)	102,348	22,409	(8,643)	11,232		127,346
Other income (expense), net:
Interest income	790	465	—	—		1,255
Interest expense	(108,704)	(70,975)	—	38,172	(c)	(141,507)
Debt extinguishment costs	(6,458)	—	—	—		(6,458)
Other, net	3,940	(4,385)	—	—		(445)
	(110,432)	(74,895)	—	38,172		(147,155)
(Loss) income before provision for income taxes	(8,084)	(52,486)	(8,643)	49,404		(19,809)
(Benefit from) provision for income taxes	(7,889)	4,542	(1,037)	9,687	(d)	5,303
Equity income in investee	—	958	—	—		958
(Loss) income from continuing operations	(195)	(56,070)	(7,606)	39,717		(24,154)
Net income attributable to noncontrolling interest	3,046	—	—	—		3,046
Net (loss) income attributable to Syniverse Holdings, Inc.	$(3,241)	$(56,070)	$(7,606)	$39,717		$(27,200)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

SYNIVERSE HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. DIVESTMENT BUSINESS ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENTS OF OPERATIONS:

Item (a): As of March 31, 2013, assets and liabilities classified as held for sale in the unaudited pro forma condensed combined balance sheet include assets and liabilities related to the Divestment Business. Details of assets and liabilities held for sale are provided in the tables below (in thousands):

Assets
Accounts receivable	$4,548
Property and equipment	92
Capitalized software	5,809
Total assets classified as held for sale	$10,449

Liabilities
Accounts payable	$31
Accrued liabilities	1,155
Deferred revenues	522
Total liabilities classified as held for sale	$1,708

Item (b): A summary of the operating results for the Divestment Business is provided in the table below (in thousands):

	Three months ended	Year ended
	March 31, 2013	December 31, 2012
Revenues	$4,057	$17,154
Loss from Divestment Business	(1,252)	(7,606)

NOTE 2. PURCHASE PRICE ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET:

Item (a): The following table illustrates the sources and uses of cash in the Acquisition and Financing, assuming they occurred on March 31, 2013 (in thousands):

Sources:		Uses:
New Tranche B Term Loans (1)	$700,000	MACH purchase price (4)	$225,126
Deposit (2)	38,448	Repayment of MACH indebtedness (5)	476,237
Excess cash (3)	5,151	Financing fees (6)	25,236
		Original issue discount (7)	3,500
		Transaction fees (8)	13,500
Total	$743,599	Total	$743,599

(1)
Represents the Financing transaction as discussed more fully in the introductory notes to these unaudited pro forma condensed combined financial statements. This amount includes current maturities of $7.0 million which are included in current portion of long-term debt, net of original issue discount on the unaudited pro forma condensed combined balance sheet.

(2)	Represents a deposit paid to the Seller of €30.0 million on July 2, 2012 translated at the March 31, 2013 exchange rate of $1.2816 to €1.00.

(3)	Represents cash on hand used to fund a portion of the Acquisition and related transaction fees.

(4)
Represents the acquisition consideration Syniverse paid to the Seller in an amount equal to approximately €145.7 million, representing €172.7 million (the “Base Amount”), less preliminary adjustments of €30.8 million, plus €3.8 million, representing €250.0 per month from December 31, 2011 through March 31, 2013, reflecting a “locked box” approach, such that Syniverse Holdings, Inc. acquired MACH with economic effect from December 31, 2011 and the deposit noted in (2) above translated at the March 31, 2013 exchange rate of 1.2816.

(5)	Represents repayment of MACH’s existing indebtedness as of March 31, 2013.

(6)	Represents the deferred financing fees incurred related to the Financing, of which $4.4 million are included in prepaid and other current assets and $20.8 million are included in deferred costs, net.

(7)	Represents original issue discount related to the Financing.

(8)	Represents transaction fees paid at closing to third-parties in connection with the Acquisition.

Item (b): Reflects the estimated preliminary purchase price allocation as of March 31, 2013 resulting from the Acquisition. Under the acquisition method of accounting, the total purchase price is allocated to assets acquired and liabilities assumed based on the estimated fair value of MACH’s tangible and intangible assets and liabilities as of March 31, 2013. The excess of the purchase price over the net tangible and intangible assets is recorded as goodwill. Syniverse has made a preliminary allocation of the estimated purchase price based on the unaudited historical balance sheet of MACH as of March 31, 2013, and used the estimates described in the introduction to these unaudited pro forma condensed combined financial statements as follows (in thousands):

Cash consideration (see Item (a) above):
Cash payment to MACH’s shareholders	$225,126
Repayment of existing indebtedness	476,237
Total cash consideration	$701,363

Fair value of net assets acquired:
Cash	35,412
Accounts receivable (1)	24,373
Prepaid and other current assets (2)	15,886
Assets held for sale (see Note 1 Item 1 (a) above) (3)	10,449
Property and equipment	7,270
Capitalized software (4)	73,181
Deferred tax assets (7)	882
Customer relationships (5)	203,903
Other identifiable intangible assets (6)	2,071
Other assets (8)	6,052
Accounts payable (9)	(5,962)
Income taxes payable (7)	(2,746)
Accrued liabilities (10)	(16,761)
Deferred revenues (11)	(1,144)
Deferred tax liabilities (7)	(27,217)
Liabilities related to assets held for sale (see Note 1 Item (a) above) (3)	(1,708)
Redeemable noncontrolling interest (12)	(200)
Net assets acquired	323,741
Preliminary allocation to goodwill	$377,622

(1)	Adjustment of $4.7 million was recorded to decrease the recorded values of accounts receivable to fair value.

(2)	Adjustment of $11.0 million was recorded to eliminate MACH’s historical deferred financing costs.

(3)	Adjustment to eliminate MACH’s historical discontinued operations related to Evenex ApS as of March 31, 2013, which the Company did not acquire (in thousands):

Assets held for sale	$(8,424)
Liabilities related to assets held for sale	$(6,027)

(4)
An adjustment of $63.9 million was recorded to increase the recorded values of developed technology which is recorded within capitalized software to its estimated fair value as part of the preliminary valuation. The final purchase price allocation may result in a materially different allocation for developed technology than that presented in this unaudited pro forma condensed combined financial statement. See Item (c) below.

(5)
An adjustment of $146.6 million was recorded to increase the recorded values of customer relationships which are recorded within identified intangibles, net to its estimated fair value as part of the preliminary valuation. The final purchase price allocation may result in a materially different allocation for customer relationships than that presented in this unaudited pro forma condensed combined financial statement. See Item (c) below.

(6)
An adjustment of $2.0 million was recorded to increase the recorded values of other identifiable intangible assets which are recorded within identified intangibles, net to its estimated fair value as part of the preliminary valuation. Other identifiable intangibles include a non-solicitation agreement for key employees and favorable real estate leases. See Item (c) below.

(7)
As of the closing date of the Acquisition, Syniverse recorded incremental net deferred tax liabilities of $34.4 million to account for the difference between purchase accounting and the carryover tax basis of those assets and liabilities whose book basis has been adjusted. This included the recording of valuation allowances for net operating losses which are not more likely than not to be utilized by the Company. An additional amount of net income tax payable of $0.9 million was also recorded. We do not expect goodwill to be deductible for tax purposes.

(8)
An adjustment of $2.8 million was recorded to increase the recorded value of an equity investment in a non-consolidated subsidiary which is recorded within other assets to its estimated fair value as part of the preliminary valuation. The final purchase price allocation may result in a materially different allocation for the equity investment than that presented in this unaudited pro forma condensed combined financial statement.

(9)	An adjustment of $0.1 million was recorded to increase the recorded values of accounts payable to fair value.

(10)	An adjustment of $0.4 million was recorded to decrease the recorded values of accrued liabilities to fair value.

(11)	An adjustment of $2.1 million was recorded to decrease the recorded values of deferred revenues to fair value.

(12)
No adjustment has been recorded for redeemable noncontrolling interest as part of the preliminary valuation as a complete appraisal is in process as of the date of filing this current report on Form 8-K/A. The final purchase price allocation may result in a materially different allocation for redeemable noncontrolling interest than that presented in this unaudited pro forma condensed combined financial statement.

Item (c): Customer relationships were valued using discounted future cash flows and capitalized software was valued using a relief from royalty method under the income approach. Other identifiable intangibles include a non-solicitation agreement for key employees. This asset was valued using a discounted future cash flow method assuming a with and without analysis. The valuations considered historical financial results and expected and historical trends. The future cash flows for the customer relationships were discounted using a weighted-average cost of capital, which was based on an analysis of the cost of capital for guideline companies within the technology industry. We determined useful lives of the intangible assets based on the period over which we expect those assets to contribute directly or indirectly to future cash flows. Customer relationships will be amortized over their useful lives using the pattern of consumption method. Developed technology assets will be amortized over their useful lives using the straight-line method. The weighted average amortization period for customer relationships, developed technology and other identifiable intangible assets is 14.7 years, 6.5 years and 3.5 years, respectively, and 12.4 years in total.

Item (d): Reflects adjustment to eliminate MACH’s outstanding notes payable to related parties (the Seller) as of the Acquisition Date which Syniverse acquired, but eliminates in consolidation.

Item (e): Reflects the adjustment to eliminate MACH’s historical stockholder’s equity.

NOTE 3. PURCHASE PRICE ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS:

Item (a): This adjustment reflects the incremental amortization expense based on the preliminary estimates of fair value and useful lives of identified, finite-lived intangible assets. See Note 2 Items (b)(4), (b)(5), (b)(6) and (e) to the unaudited pro forma condensed combined balance sheet (in thousands):

				Annual
	Estimated Fair	Estimated	Amortization	Amortization
	Value	Life	Method	Expenses
Customer relationships	$203,903	12 - 15	Pattern of consumption	$34,748 [1]
Developed technology	69,078	6 - 8	Straight-line	10,504
Favorable lease	405	5.5	Straight-line	74
Non-solicitation agreement	1,666	3	Straight-line	555
	$275,052			$45,881

1 Amount represents amortization expense to be incurred for customer relationship assets during the first year of the assets’ useful life. Under the pattern of consumption amortization method, the estimated amortization expense of these assets for the next five years, on a pro forma basis, is as follows:

2013	$28,358
2014	23,599
2015	20,883
2016	17,542
2017	14,930
Thereafter	63,843
$169,155

A summary of the effects of the adjustments to amortization expense are as follows:

	Three months ended	Year ended
	March 31, 2013	December 31, 2012
Estimated amortization expense based on above	$9,872	$45,881
Elimination of historical amortization expense	(6,117)	(24,806)
Incremental amortization expense related to finite-lived intangibles	$3,755	$21,075

Item (b): This adjustment eliminates historical expenses incurred in connection with the Acquisition, principally legal and financial advisory fees (in thousands):

	Three months ended	Year ended
	March 31, 2013	December 31, 2012
Acquisition expenses	$5,936	$32,307

No such expenses were incurred in periods prior to January 1, 2012.

Item (c): This adjustment reflects (1) the estimated interest expense to be incurred under our new Financing; (2) the amortization of debt issuance costs capitalized associated with the newly-issued debt; (3) the elimination of interest expense related to the debt obligations of MACH that were repaid upon consummation of the Acquisition as discussed in the introductory notes to these unaudited pro forma condensed combined financial statements; and (4) the elimination of the amortization of debt issuance costs related to the pre-existing debt of MACH written off as of the Acquisition Date. The interest rate for outstanding borrowings under the Financing was 4.00% as of May 28, 2013. A change in the interest rate of one-eighth of one percent for the new Financing would change our annual interest expense by approximately $0.9 million and our annual income from continuing operations by approximately $0.5 million. Debt issuance costs will be amortized over the life of the debt using the effective interest method.

A summary of the effects of the adjustments on interest expense are as follows:

	Three months ended	Year ended
	March 31, 2013	December 31, 2012
Estimated interest expense related to new Financing (per above)	$6,929	$28,358
Amortization of estimated capitalized debt issuance costs related to newly issued debt (per above)	1,118	4,445
Elimination of interest expense related to borrowings that were repaid at the closing of the Acquisition and elimination of the effects on interest expense from the amortization of deferred financing costs	(18,479)	(70,975)
Net decrease in interest expense	$(10,432)	$(38,172)

Item (d): Reflects adjustments to record the pro forma tax effect on the adjustments described in Notes (a) through (c) above and the impact to pro forma earnings before income taxes based on an estimated effective rate of a benefit of 9.1% and a provision of 19.6% for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively (in thousands):

	Three months ended	Year ended
	March 31, 2013	December 31, 2012
To adjust provision for income taxes for:
Pro forma adjustments	$12,613	$49.404
Tax rate	9.1%	19.6%
(Benefit from) provision for income taxes	$(1,151)	$9,687